Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

12 June 2026

Silexion Therapeutics Corp
c/o Conyers Trust Company (Cayman) Limited
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman, KY1-1111
Cayman Islands

Ladies and Gentlemen,

Re: Silexion Therapeutics Corp (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission (the “Commission”), pursuant to Rule 415 under the United States Securities Act of 1933, as amended, on or around the date of this opinion (the “Registration Statement”) relating to the Company’s registration for resale by certain selling securityholders (the “Selling Shareholders”) of an aggregate of 859,609 ordinary shares with par value of $0.135 per share (the “Ordinary Shares”), consisting of (i) up to 204,500 Ordinary Shares issuable upon the exercise of 204,500 Series C warrants (the “Series C Warrants”), (ii) up to 194,520 Ordinary Shares issuable upon the exercise of 194,520 Series D warrants (the “Series D Warrants”), (iii) up to 13,966 Ordinary Shares issuable upon the exercise of 13,966 placement agent warrants (the “Placement Agent Warrants”, and together with the Series C Warrants and Series D Warrants, the “Warrants”), each exercisable to purchase one Ordinary Share (such Ordinary Shares issuable upon the exercise of the Warrants, the “Warrant Shares”), and (iv) up to 45,030 presently held, and up to 401,593 potentially issuable, Ordinary Shares issued or issuable upon the conversion of amounts due under, and pursuant, to the Note (as defined below) (the “Conversion Shares”), all as more particularly described in the base prospectus contained in the Registration Statement. The Warrant Shares and the Conversion Shares are collectively referred to herein as the “Registered Securities”.

1.          DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

(i)	the Registration Statement;

(ii)	the certificate of incorporation of the Company dated 2 April 2024;

(iii)
the amended and restated memorandum and articles of association of the Company adopted on 15 August 2024 (the “Articles”), including any amendments to the authorised share capital as of the date of this opinion;

(iv)
unanimous written resolutions of the board of directors of the Company dated 5 July 2024 and 13 August 2024 and minutes of meetings of the board of directors of the Company held on 15 January 2025, 29 January 2025, 31 July 2025, 12 August 2025, 28 October 2025 and 15 May 2026 (the “Resolutions”);

(v)
the inducement offer letter agreement dated 15 May 2026 between the Company and certain holders of existing warrants (the “Inducement Letter”) whereby such holders agreed to exercise their existing warrants to purchase an aggregate of 199,510 Ordinary Shares at a reduced cash exercise price of $5.00 per share in consideration of the Company’s agreement to issue 399,020 Warrants to purchase up to an aggregate of 399,020 Warrant Shares at an exercise price of $5.00 per share;

(vi)
the letter agreement dated 8 September 2024, as amended on 29 January 2025, 24 March 2025, and 22 October 2025, between the Company and H.C. Wainwright & Co., LLC (“Wainwright”) (the “Letter Agreement”) whereby the Company agreed to issue Warrants to Wainwright to purchase up to 13,966 Warrant Shares, which have an exercise price equal to $6.25 per share;

(vii)	the amended and restated convertible promissory note dated 15 August 2024 between the Company and Moringa Sponsor, L.P. (the “Note”);

(viii)	the form of the Series C Warrants and Series D Warrants issued under the Inducement Letter;

(ix)	the form of the Placement Agent Warrants issued under the Letter Agreement (collectively with the form of Series C Warrants and the form of Series D Warrants, the “Forms of Warrants”);

(x)	a Certificate of Good Standing (the “Certificate of Good Standing”) dated 4 June 2026 issued by the Registrar of Companies in relation to the Company; and

(xi)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.          ASSUMPTIONS

We have assumed:

(a)
the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

(c)
that where a document has been examined by us in draft form, it will be or has been executed in substantially the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

(d)
that the resolutions contained in the Resolutions were passed by unanimous written resolutions or at a duly convened meeting of the board of directors of the Company, remain in full force and effect and have not been and will not be rescinded or amended;

(e)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(f)
that at the time of issuance, any Warrant Shares shall be issued by the Company against payment in full, which shall be equal to at least the par value thereof, and shall be duly registered in the Company’s register of members;

(g)	that at the time of issuance, the Company will have sufficient authorised share capital to effect the issue of any Warrant Shares;

(h)
there are no records of the Company (other than the Resolutions), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents expressly referred to herein or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

(i)
the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Registered Securities, and the due execution and delivery thereof by each party thereto;

(j)	the effectiveness under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the Commission;

(k)	that the Registration Statement declared effective by the Commission will be in substantially the same form as that examined by us for purposes of this opinion;

(l)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(m)
the legality, validity and binding effect under the laws of the State of New York or the State of Israel, as applicable (the “Foreign Laws”) of the Letter Agreement, the Inducement Letter and the Note, which are expressed to be governed by the Foreign Laws, in accordance with their respective terms;

(n)
the validity and binding effect under the Letter Agreement, the Inducement Letter and the Note of the submission by the Company to the exclusive jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York or the courts sitting in the State of Israel, as applicable;

(o)
that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands); and

(p)
that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us.

3.          QUALIFICATIONS

(a)
The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce.  It does not mean that those obligations will be enforced in all circumstances.   In particular, the obligations of the Company in connection with any Registered Security and any indenture or other agreement or document relating thereto:

(i)
will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(iv)
may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(v)
may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other proceedings simultaneously underway against the Company in another jurisdiction.

(b)	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

(c)	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

(d)
This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Registered Securities by the Selling Shareholders and is not to be relied upon in respect of any other matter.

4.          OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

(a)
The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing.  Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

(b)
The issue of each of the Conversion Shares and the Warrant Shares has been duly authorised and (i) in the case of the Conversion Shares presently held, those shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Conversion Shares), and (ii) in the case of (A) the Warrant Shares, when those Ordinary Shares have been issued and paid for in accordance with the Resolutions, the Letter Agreement, the Inducement Letter, the Forms of Warrants, the Articles and the Registration Statement, as applicable, and entered on the register of members of the Company, and (B) the Conversion Shares potentially issuable, when those Ordinary Shares have been issued and paid for in accordance with the Resolutions, the Note, the Articles and the Registration Statement, as applicable, those Warrant Shares or Conversion Shares potentially issuable (as applicable) will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Warrant Shares or Conversion Shares, as applicable).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP